Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-182411 of our report dated May 12, 2011 (March 29, 2012 as to the effects of the changes described in Note 16) relating to the consolidated financial statements of CNH Capital LLC and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the change in method of accounting and reporting for transfers of financial assets and consolidation of variable interest entities on January 1, 2010 that was applied prospectively, (2) the change in method of presenting comprehensive income in 2011 that was applied retrospectively to all periods presented and (3) the application of accounting principles generally accepted in the United States of America applicable to public companies during 2011 that was retrospectively applied to all periods presented) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, WI

September 28, 2012